Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Benefit Street Partners Realty Trust, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-186111) on Forms 10-K and S-3 of Benefit Street Partners Realty Trust, Inc. of our report dated March 29, 2017, with respect to the consolidated balance sheets of Benefit Street Partners Realty Trust, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ equity, cash flows, and comprehensive income for each of the years in the two-year period ended December 31, 2016, and all related financial statement schedules, which report appears in the December 31, 2017 annual report on Form 10-K of Benefit Street Partners Realty Trust, Inc.

/s/ KPMG LLP
New York, New York
March 16, 2018